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                                                                    Exhibit 24.2


                            SECRETARY'S CERTIFICATE


    I, Robert S. Schwartz, certify that I am the duly elected, qualified and acting Assistant Secretary of Cooker Restaurant Corporation, an Ohio corporation (the "Corporation"), that I am authorized and empowered to execute this Certificate on behalf of the Corporation with respect to a Registration Statement of the Corporation and further certify that the following is a true, complete and correct copy of a resolution adopted by the Board of Directors of the Corporation, which resolution has not been amended, modified or rescinded:

       RESOLVED, that each officer and director of the Corporation who may be required to execute the Registration Statement or any amendments thereto (whether on behalf of the Corporation or as an officer or director thereof or otherwise) be, and each of them hereby is, authorized to execute a power of attorney appointing G. Arthur Seelbinder and Phillip L. Pritchard, each with full power of substitution and resubstitution, as his or her true and lawful attorney and agent to execute in his or her name, place and stead (in any capacity) the Registration Statement and any and all amendments thereto and any other documents or instruments necessary in connection therewith, with full power and authority to do and perform, in the name of and on behalf of each of said officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully as such officer or director would do in person; and further

    IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of April, 1996.


                                         /s/ Robert S. Schwartz
                                         ---------------------------------------
                                         Robert S. Schwartz, Assistant Secretary